SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                February 23, 2001
                                (Date of report)

                               CIRUS TELECOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


       Delaware                       0-28163                      98-0212763
(State of Incorporation)       (Commission File Number)        (IRS Employer ID)


                                43-06 Main Street
                               Flushing, New York
                    (Address of Principal Executive Offices)

                                 (718) 886-5247
              (Registrant's telephone number, including area code)



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ITEM 1.  Changes in Control of Registrant.

         On February 6, 2001, Cirus Telecom, Inc. (formerly Capital One Ventures Corp.) (the "Company"), entered into an Agreement and Plan of Merger with Capital One Acquisition Corp., a Delaware corporation wholly-owned by the Company ("Subsidiary"), DMS Acquisitions Corp., a Delaware corporation ("DMS"), Universal Network Solutions, Inc., a Delaware corporation ("Universal"), 9278 Communications, Inc., a Delaware corporation ("9278"), Hansa Capital Corp., a corporation formed under the laws of the Province of British Columbia ("Hansa"), and Amar Bahadoorsingh (Universal, 9278, Hansa and Mr. Bahadoorsingh are collectively referred to as the "DMS Stockholders"). Pursuant to the terms of the Agreement and Plan of Merger which closed on February 8, 2001, Subsidiary acquired all of the issued and outstanding shares of capital stock of DMS from the DMS Stockholders in exchange for an aggregate of 10,000,000 newly issued shares of the Company's common stock (the "Acquisition"). Concurrently with the Acquisition, DMS was merged with and into Subsidiary, which then changed its name to DMS Acquisitions Corp. As a condition to the Acquisition, the Company's sole director prior to the transaction is required to appoint Mr. Bahadoorsingh and Kashif Syed as members of the Company's Board of Directors. The Company's current member of the Board of Directors will resign immediately after the appointment of Messrs. Bahadoorsingh and Syed.

         As a condition to the closing of the Acquisition, the Company completed a private sale of 850 shares of its preferred stock (the "Preferred Stock") at $1,000 per share, for gross proceeds of $850,000. Each share of Preferred Stock has a liquidation preference of $1,000. The Preferred Stock is convertible into shares of the Company's common stock (the "Common Stock"), at the option of the holder, at any time after March 10, 2001. The conversion rate is equal to $1,000 per share of Preferred Stock, divided by 75% of the average market price of the Common Stock for ten days prior to the date of conversion. The conversion rate is subject to adjustment under certain circumstances. Commencing on February 8, 2002, the Company may redeem the Preferred Stock at a price of $1,250 per share.

            As a result of the Acquisition, the following sets forth the current beneficial ownership of the Company's common stock:

Name of                                           Shares of             Percent
Beneficial Owner                                 Common Stock           of Class
----------------                                 ------------           --------

Andrew Hromyk                                     1,005,000              6.6%

Amar Bahadoorsingh                                2,500,000             16.5%

Universal Network

  Solutions, Inc.                                 2,300,000             15.2%

Kashif Syed                                       2,300,000 (1)         15.2%

9278 Communications, Inc.                         2,700,000             17.8%

Hansa Capital Corp.                               2,500,000             16.5%

All officers and directors, after
  completion of the Acquisition (2 persons)       4,800,000             31.6%


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-----------------------

1. Represents shares beneficially owned by Mr. Syed as the owner of all of the issued and outstanding capital stock of Universal Network Solutions, Inc.


ITEM 4.  Changes in Registrant's Certifying Accountant

         On February 23, 2001, in connection with the Acquisition, the Company notified N.I. Cameron Inc., its independent public accountants, that the Company was terminating the services of N.I. Cameron Inc., effective as of February 28, 2001. The Company's sole member of the Board of Directors approved such decision.

         During the time that N.I. Cameron Inc. was the Company's principal independent auditor, N.I. Cameron Inc. never issued a report on the financial statements of the Company which contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the time that N.I. Cameron Inc. were the Company's principal accountants, there were no disagreements within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of N.I. Cameron Inc., would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued. The Company did not consult with N.I. Cameron Inc. regarding either:

ITEM 7.  Exhibits

         1. Agreement and Plan of Merger by and among Capital One Ventures Corp., a Delaware corporation, Capital One Acquisition Corp., a Delaware corporation, DMS Acquisitions Corp., a Delaware corporation, Universal Network Solutions, Inc., a Delaware corporation, 9278 Communications, Inc., a Delaware corporation, Hansa Capital Corp., a corporation formed under the laws of the Province of British Columbia, and Amar Bahadoorsingh

         2. Letter from N.I. Cameron Inc. dated February , 2001, regarding the change of certifying accountant to be filed by amendment.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             CIRUS TELECOM, INC.

                                             By: /s/ AMAR BAHADOORSINGH
                                                -----------------------
                                                     Amar Bahadoorsingh,
                                                     President and
                                                     Chief Executive Officer

Dated:   February 23, 2001

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                                    EXHIBITS

         1. Agreement and Plan of Merger by and among Capital One Ventures Corp., a Delaware corporation, Capital One Acquisition Corp., a Delaware corporation, DMS Acquisitions Corp., a Delaware corporation, Universal Network Solutions, Inc., a Delaware corporation, 9278 Communications, Inc., a Delaware corporation, Hansa Capital Corp., a corporation formed under the laws of the Province of British Columbia, and Amar Bahadoorsingh

         2. Letter from N.I. Cameron Inc. dated February , 2001, regarding the change of certifying accountant to be filed by amendment.